Exhibit 99.2

NEWS RELEASE

Comdisco Holding Company, Inc. Receives Final Decree and Order Closing the Bankruptcy Cases and
Providing Related Relief and Declares a Final $18,389,000 Dividend to Common Stockholders and
Announces a Final $11,128,000 Distribution to Contingent Distribution Rights Holders
for an aggregate amount of $29,517,000

Rosemont, IL – July 13, 2016 -  Comdisco Holding Company, Inc. (OTCQB: CDCO) and (OTCQB: CDCOR)  (“Comdisco”) announced today, that on July 12, 2016, Comdisco and Comdisco, Inc. (together, the “Company”) obtained a final decree and order (the “Final Decree”) from the United States Bankruptcy Court for the Northern District of Illinois Eastern Division (the “Bankruptcy Court”) approving a motion (the “Motion”) (i) closing the chapter 11 case of Comdisco, Inc.; (ii) authorizing the Company to complete certain outstanding administrative tasks following entry of the Final Decree; (iii) approving the proposed manner of disposing of and disbursing remaining Company assets; (iv) confirming the exculpation of the Plan Implementation Parties (as defined in the Motion); (v) terminating the services of the claims and noticing agent and disbursing agent; and (vi) retaining jurisdiction to enforce or interpret its own orders pertaining to the chapter 11 cases including, but not limited to, the Plan and the Final Decree. Please refer to Comdisco’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 13, 2016 for a copy of the Final Decree entered by the Bankruptcy Court.

In addition, Comdisco announced today, that on July 12, 2016, its Board of Directors declared a final cash dividend of $4.5642 per share of the Company’s common stock, totaling approximately $18,389,000, to be paid on August 5, 2016 to common stockholders of record as of July 25, 2016 (the “Final Cash Dividend”).  Comdisco has approximately 4.0 million shares of common stock outstanding.  Computershare will serve as paying agent for the Final Cash Dividend.  Comdisco intends to treat this distribution for income tax purposes as the final payment in a series of liquidating distributions in complete liquidation of the Company.

Comdisco also announced today that on July 12, 2016, its Board of Directors approved a final cash distribution of $0.07707 per contingent distribution right (“CDR”), totaling approximately $11,128,000, to be paid on August 5, 2016 to CDR holders of record as of July 25, 2016 (the “Final CDR Distribution”).  Comdisco has approximately 144.4 million contingent distribution rights outstanding.  Computershare will serve as paying agent for the Final CDR Distribution.

The Final Cash Dividend and the Final CDR Distribution, collectively, shall constitute the “Final Distribution”.  This is a final distribution from the estate of Comdisco, Inc.  The Final Distribution does not include common stock and CDRs held by the Comdisco Litigation Trust or any CDRs held by the Company.  Upon the making of the Final Distribution, the outstanding shares of common stock and the outstanding CDRs shall be cancelled and deemed null, void and worthless.  The Company expects to file Form 15 with the SEC no later than August 11, 2016 which terminates its 12(g) Registration.  Thereafter, the Company will no longer be a public company and not be required to file future periodic reports with the SEC.

Contingent Distribution Rights
The Plan entitles holders of Comdisco’s CDRs to share at increasing percentages in proceeds realized from Comdisco’s assets after the minimum percentage recovery threshold was achieved in May, 2003.  The sharing percentage is currently at 37%, which is the maximum sharing percentage.  The Final CDR Distribution includes a CDR payment in the amount of approximately $370,000 (based on the likely anticipated future distribution to the general unsecured creditors reported by the litigation trustee of Trust Assets in its supplement to the final report filed with the Bankruptcy Court on October 6, 2015).

As a result of the bankruptcy restructuring transactions, the adoption of fresh-start reporting, multiple asset sales, and the adoption of liquidation basis of accounting, Comdisco’s financial results are not comparable to those of its predecessor company, Comdisco, Inc.  Please refer to Comdisco’s quarterly report on Form 10-Q filed with the SEC on May 11, 2016 for complete financial statements and other important disclosures.

COMDISCO HOLDING COMPANY, INC.  | 5600 N. RIVER ROAD #800 | ROSEMONT, ILLINOIS 60018

About Comdisco
Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco was to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to the Plan and restrictions contained in its certificate of incorporation, Comdisco was specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, Comdisco has reduced all of its assets to cash and this is the final distribution of all available cash (net of amounts withheld for estimated liabilities) to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. Once all the administrative tasks (as detailed in the Motion) are completed, the company will cease operations.  The company filed on August 12, 2004 a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco Holding Company, Inc.’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.  Under the Plan, Comdisco was charged with, and has been, liquidating its assets.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ''expect,'' ''estimate,'' and ''anticipate'' and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and its most recent quarterly report filed on Form 10-Q for the fiscal quarter ended March 31, 2016.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Deb Dompke
847-698-3000
pr@comdisco.com